SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 12, 2004

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5.  Other Events

A. Rating Agency Actions

          As previously disclosed, among other conditions, before Pacific Gas and Electric Company’s (Utility) confirmed plan of reorganization (Plan) under Chapter 11 of the U.S. Bankruptcy Code can become effective, Standard & Poor’s Rating Services (S&P) must have issued an issuer credit rating and a credit rating for the long-term debt provided for under the Plan of not less than BBB- and Moody’s Investors Service (Moody’s) must have issued an issuer rating and a credit rating for the long-term debt provided for under the Plan of not less than Baa3.

          On March 11, 2004, S&P announced that it expects to raise the Utility’s corporate credit rating to BBB- from D upon the Utility’s anticipated emergence from its Chapter 11 proceeding pending in the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court).  S&P also announced that the ratings of the Utility are currently on CreditWatch with positive implications.  S&P stated that it expected that it would assign a rating of BBB to the Utility’s senior secured debt upon emergence from bankruptcy.  S&P stated that the anticipated ratings reflect the Utility’s current and projected financial profile, as well as the regulatory, operational and litigation risks facing the Utility.  In particular, S&P noted that the California Public Utilities Commission’s (CPUC) pledge to restore and preserve investment-grade ratings for the Utility is an important component of the anticipated credit ratings.  S&P also noted that its conclusion that the Utility exhibits investment-grade attributes is closely linked to the $2.21 billion after-tax regulatory asset established by the settlement agreement entered into among the Utility, PG&E Corporation and the CPUC in December 2003 (Settlement Agreement).  S&P noted that definitive debt ratings would not be assigned until the Utility emerges from bankruptcy and other conditions specified in the Utility’s Plan are met.

           On March 12, 2004, Moody’s announced that it had upgraded the Utility’s issuer rating to Baa3 from Ba2 and assigned a prospective rating for the Utility’s senior secured debt of Baa2 which would become effective upon closing of the Utility’s senior secured debt financing.  Moody’s also upgraded the Utility’s preferred stock to Ba2 from B1.  Finally, Moody’s assigned a Baa2 rating to the Utility’s $850 million secured bank revolving credit facility that has also been arranged as part of the Utility’s exit financing plan.  Moody’s rating outlook for the Utility is stable.

          Moody’s stated that its action reflects the expected stability of cash flows and operating earnings anticipated from the Utility over the next several years through the implementation of the Settlement Agreement.  Moody’s noted that one of the core elements of the Settlement Agreement is the existence of the $2.21 billion after-tax regulatory asset that will be created as an additional part of the Utility’s rate base, and is to be recovered pursuant to a target return on equity of 11.22 percent over a nine-year period.  Moody’s also noted that numerous challenges and uncertainties remain for companies operating in California, including the manner in which competition might continue in the future, resource planning decisions within and around the state, and the degree to which utilities will own or build generation in the future.  Finally, Moody’s noted the uncertainty around the outcome of the Utility’s 2003 general rate case and the implementation of a long-term procurement plan as contracts with the California Department of Water Resources and qualifying facilities expire.

          There is no assurance that S&P’s anticipated ratings or Moody’s prospective ratings will actually be assigned.  Further, there is no assurance that Moody’s ratings (those already assigned and the prospective ratings which may become effective) and the ratings that may be assigned by S&P will continue for any given period of time or that they will not be revised downward or withdrawn entirely by the rating agencies or either of them if, in their judgment, circumstances so warrant.

B.  Status Conference Statement

          On March 12, 2004, the Utility filed its status conference statement with the Bankruptcy Court for the status conference to be held on March 22, 2004.  In its statement, the Utility notified the Bankruptcy Court that, subject to the satisfaction of the remaining conditions to implementation of the Plan, the Utility expects that the effective date of the Plan will occur during the week of April 12, 2004.  The Utility also noted that on March 10, 2004, it had filed a request with the Bankruptcy Court to approve an amendment to Section 8.2(a) of the Plan to provide that the effective date must occur before May 15, 2004, rather than March 31, 2004, as Section 8.2(a) currently provides.  The Utility has requested that the Bankruptcy Court approve this amendment at its March 22, 2004 status conference if not sooner.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
CHRISTOPHER P. JOHNS

Christopher P. Johns Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
DINYAR B. MISTRY

Dinyar B. Mistry Vice President and Controller

Dated: March 12, 2004